Exhibit 99.1

Contact:	Christian Mezger	Robin Caputo
	Corporate Finance	Media Relations
	303-267-3857	303-267-3876
	cmezger@ciber.com	rcaputo@ciber.com

CIBER REPORTS FIRST QUARTER 2013 RESULTS

GREENWOOD VILLAGE, Colo., April 30, 2013 — Ciber, Inc. (NYSE: CBR), a leading global information technology consulting, services and outsourcing company, today reported results for the first quarter of 2013.

Highlights From Continuing Operations for the First Quarter 2013 Include:

•                       Revenue of $225.0 million, a 1% increase, also up 1% in constant currency.

•                       Operating income of $5.5 million, before $0.3 million charge associated with previously announced restructuring program, representing an operating income margin of 2.5%.

•                       Net income from continuing operations of $1.7 million, or $2.1 million before restructuring charges, or $0.03 per share.

•                       Term loan repaid in the quarter, significantly lowering remaining cost of debt.

President and Chief Executive Officer Dave Peterschmidt said, “Ciber delivered steady performance in the first quarter of 2013, continuing to build on the momentum of 2012. We won significant new clients, continued to drive profitable growth in North America, and delivered improvement in the bottom line, evidence that our strategy is working. It is notable that many of the internal challenges we faced in 2012 are successfully behind us, and while there is still work to be done, especially in our International business, we can increasingly focus on continued operating improvement in 2013.”

Claude Pumilia, Chief Financial Officer, commented, “We continue to streamline Ciber, while aligning our resources with the most promising opportunities. Our objective remains to lower our overall cost structure, improve operating procedures, and gain efficiencies in delivery, while improving the quality of our client-facing services. The restructuring plan we announced in the third quarter of 2012 is well underway and on plan. We continue to expect savings of $7 million in 2013 and $11 million annually thereafter. We incurred a modest $0.3 million in restructuring charges in the first quarter of 2013, and expect the remaining restructuring charges of $5 million, or $0.06 per share, to be incurred in the remainder of the year as we continue to consolidate our real estate footprint.”

Market Highlights in the First Quarter Include:

•                       The Washington State Board for Community and Technical Colleges, a system of 34 colleges that serves nearly 470,000 students annually, selected Ciber to unite all the colleges in a common ERP system that will provide improved services in student administration, human resources and payroll and financial management. Ciber will provide application implementation, hosting and managed services for the five-year project.

•                       One of the leading “do-it-yourself” retailers in Germany selected Ciber to implement SAP merchandising and mobility solutions, Merchandising for Retail, and SAP Offline Mobile Store solutions to optimize the merchandising process.

•                       Xerox Corporation, a leading global technology & services company and a long-term Ciber client, extended an agreement to provide application support services for roughly 100 databases and eight applications

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supporting back office operations. In addition, Xerox selected Ciber to provide project management, business systems analysis and application architecture services for Marketing and Sales strategic IT investment projects, a new area of work for Ciber in this leading global manufacturer.

•                       One of the UK’s largest social housing providers selected Ciber to implement the first phase of its ERP program that will assist with real estate management, CRM, mobility and asset management.

First-Quarter Financial Results from Continuing Operations

Revenue of $225.0 million increased 1%, or 1% in constant currency, compared with last year’s first quarter. Sequentially from the fourth quarter of 2012, revenue was flat in U.S. dollars, and down 1% in constant currency, as growth in the North America revenues offset declines in International revenues.

Gross margin for the first quarter was 25.1%, compared with 25.3% in last year’s first quarter and 26.1% in the fourth quarter of 2012. The slight year-over-year and sequential gross margin declines primarily reflected lower international utilization, particularly in The Netherlands.

Selling, general and administrative expenses (SG&A) in the first quarter were $51.1 million, a $2.2 million or 4% increase from the first quarter of last year, but a 5% decrease sequentially. This sequentially improved cost structure, together with the additional targeted savings from the restructuring activities, is expected to contribute to operating margin expansion in 2013 and beyond.

First quarter 2013 operating income from continuing operations of $5.5 million, before restructuring charges of $0.3 million, yielded an operating margin of 2.5%, compared to 3.4% in the prior-year first quarter, but flat sequentially, compared to the fourth quarter of 2012. Improved margins in North America were more than offset by margin pressure in International.

Net income from continuing operations, before restructuring charges, for the first quarter of 2013 was $2.1 million, or $0.03 per share. Including restructuring, net income from continuing operations was $1.7 million in the quarter. Last year’s first quarter net income was $1.5 million, or $0.02 per share.

Revenue in the International division was $118.1 million for the first quarter of 2013, flat compared to the year-ago first quarter, and a decline of 1% in constant currency. Compared to the fourth quarter of 2012, International revenue was flat, and represented a decline of 1% in constant currency. Against a backdrop of a soft European economic environment, revenue performance year-over-year was led by Ciber’s businesses in the UK and Germany, where growth was offset by challenges in The Netherlands. Operating margin of 4.5% was lower in comparison to the first quarter of 2012, due to lower gross margin and higher SG&A. Gross margins primarily reflected lower utilization in our International operation. While gross margin was also lower sequentially for the same reasons, SG&A improved sequentially, reflecting streamlining efforts and the initial benefits of restructuring.

The North American division posted revenue of $107.2 million, up 2% from the year-ago first quarter and flat compared to the fourth quarter of 2012, reflecting normal fourth quarter-to-first quarter seasonality. Importantly, operating margin improved to 7.6%, up 90 basis points from the year-ago first quarter and 40 basis points from the fourth quarter of 2012.

Capital Deployment and Liquidity

Ciber’s cash balance at the end of the first quarter of 2013 was $35.3 million The outstanding balance on the credit facility was $31.6 million. During the quarter Ciber repaid the remaining $5.4 million balance on its term loan.

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Cash flow used in operating activities (continuing operations) year-to-date through March 31 was $28.1 million, driven mostly by changes in accrued compensation and liabilities including the timing of our domestic payroll, payout of variable compensation and restructuring payments. Days Sales Outstanding (DSO) were 63 days. Capital expenditures totaled $0.2 million for the first quarter of 2013.

Continuing Operations and Segment Realignment

Ciber made the strategic decision to sell its Federal division and certain assets of its Global IT Outsourcing business in order to focus on its core offerings. The Company completed the Federal division sale on March 9, 2012, and completed the Global ITO asset sale on October 15, 2012. As a result of these sales, the Federal division and the portion of the Global ITO business that was sold are presented as discontinued operations. Additionally, for 2012, Ciber combined the portion of the operations of its IT Outsourcing division that it retained with the remaining two divisions: International and North America. The discussion of the Company’s results includes comparison to 2011 as if the new reporting segments were in place that year. Quarterly results for 2011and 2012 under the new reporting segments and with the Federal division and the Global ITO business as discontinued operations are provided in the tables of this earnings release and are available at www.ciber.com.

Investor and Analyst Conference Call

Ciber President and Chief Executive Officer Dave Peterschmidt invites you to participate in a conference call or audiocast today at 8:30 a.m. Eastern Time to discuss the Company’s financial results.

The live audiocast of the conference call will be available to the public at www.ciber.com/cbr. To participate in the conference call, dial 800-798-2864 (U.S.) or +1-617-614-6206 (outside the U.S.) ten minutes prior to the start of the call and provide the operator with the pass code 54721771.

A replay of the call and audiocast will be available one hour after the call ends through May 30, 2013. To access the telephone replay, dial 888-286-8010 (U.S.) or +1- 617-801-6888 (outside the U.S.) and use the pass code 31670060. The webcast replay will be available at www.ciber.com/cbr.

Non-GAAP Financial Information

Ciber presents a number of non-GAAP measurements because management believes that these metrics provide meaningful supplemental information in addition to the GAAP metrics and provide comparability and consistency to prior periods. These non-GAAP measurements include: revenue change year-over-year and sequentially adjusted for currency, and international revenue change year-over-year and sequentially adjusted for currency; first quarter 2013 operating income and operating margin adjusted for restructuring charges; first quarter 2013 net income from continuing operations and net income per share from continuing operations adjusted for restructuring charges; and first quarter 2013 free cash flow from continuing operations. Reconciliations of non-GAAP to comparable GAAP measures are available in the body of this release as well as the accompanying schedules. These reconciliations may also be found in the Investor Relations section of the Company’s website at www.ciber.com/cbr.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 relating to our operations, results of operations and other matters that are based on our current expectations, estimates, forecasts and projections. Words, such as “anticipate,” “believe,” “could,” “expect,” “estimate,” “intend,” “may,” “opportunity,” “plan,” “potential,” “project,” “should,” and “will” and similar expressions, are intended to identify these forward-looking statements. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Forward-looking statements are based on assumptions as to future events that may not prove to be accurate. Risks, uncertainties and other factors that could cause actual results to differ materially from those expressed or implied by our forward- looking statements include, but are not limited to, risks that: our results of operations may be adversely affected if we are unable to execute on the key elements of our strategic plan; our results of operations can be adversely affected by economic conditions and the impacts of economic conditions on our clients’ operations and technology spending; termination of a contract by a significant client and/or cancellation with short notice could adversely

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affect our results of operations; the IT services industry, in the U.S. and internationally, is highly competitive, with increased focus on offshore capability and we may not be able to compete effectively; our new credit agreement, an asset-based and term loan facility, limits our operational and financial flexibility and we also face the need to comply with financial covenants in our credit agreement; possible future consideration on the sale of certain contracts and assets associated with our information technology outsourcing practice may not be realized; possible post-closing adjustments to the purchase price on the sale of our former Federal division could reduce the purchase price and cause us to recognize an additional loss on that sale; we may experience declines in revenue and profitability if we do not accurately estimate the cost of engagements conducted on a fixed-price basis; our business could be adversely affected if our clients are not satisfied with our services, and we could face damage to our professional reputation and/or legal liability; if we are not able to anticipate and keep pace with rapid changes in technology, our business will be negatively affected; our international operations are susceptible to different financial and operational risks than our domestic operations; we intend to increase our presence in India, which may expose us to operational risks; our revenues, operating results and profitability will vary from quarter to quarter, which may impact our ability to comply with our debt covenants, and may also result in increased volatility in the price of our stock; a data security or privacy breach could adversely affect our business; if we are unable to collect our receivables, our results of operations and cash flows could be adversely affected; our future success depends on our ability to continue to retain and attract qualified sales, delivery and technical employees; we could incur additional losses due to further impairment in the carrying value of our goodwill; we depend on contracts with various public sector agencies for a significant portion of our revenue and, if the spending policies or budget priorities of these agencies change, we could lose revenue; unfavorable government audits could require us to adjust previously reported operating results, to forego anticipated revenue and subject us to penalties and sanctions; our services or solutions could infringe upon the intellectual property rights of others, or we might lose our ability to utilize rights we claim in intellectual property or the intellectual property of others; we have adopted anti-takeover defenses that could make it difficult for another company to acquire control of Ciber or limit the price investors might be willing to pay for our stock, thus affecting the market price of our securities. For a more detailed discussion of these factors, see the information under the “Risk Factors” heading in our Annual Report on Form 10-K for the year ended December 31, 2012, and other documents filed with or furnished to the Securities and Exchange Commission. We undertake no obligation to publicly update any forward-looking statements in light of new information or future events. Readers are cautioned not to put undue reliance on forward-looking statements.

About Ciber, Inc.

Ciber is a leading global IT consulting company with about 6,700 consultants and contractors in North America, Europe and Asia/Pacific, and approximately $1 billion in annual revenue. Client focused and results driven, Ciber partners with organizations to develop technology strategies and solutions that deliver tangible business value. Founded in 1974, the company trades on the New York Stock Exchange (NYSE: CBR). For more information, visit www.ciber.com.

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Ciber, Inc.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended March 31,
	2013	2012
REVENUES
Consulting services	$213,997	$210,797
Other revenue	10,968	12,341
Total revenues	224,965	223,138

OPERATING EXPENSES
Cost of consulting services	161,284	158,334
Cost of other revenue	7,116	8,254
Selling, general and administrative	51,053	48,879
Amortization of intangible assets	—	164
Restructuring charges	349	—
Total operating expenses	219,802	215,631

OPERATING INCOME FROM CONTINUING OPERATIONS	5,163	7,507

Interest income	410	197
Interest expense	(1,057)	(1,829)
Other income (expense), net	2	(581)

INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	4,518	5,294
Income tax expense	2,780	3,781

NET INCOME FROM CONTINUING OPERATIONS	1,738	1,513
Loss from discontinued operations, net of income tax	(271)	(310)

CONSOLIDATED NET INCOME	1,467	1,203
Net income (loss) attributable to noncontrolling interests	(146)	60

NET INCOME ATTRIBUTABLE TO CIBER, INC.	$1,613	$1,143

Basic and diluted earnings (loss) per share attributable to Ciber, Inc.:
Continuing operations	$0.03	$0.02
Discontinued operations	(0.01)	—
Basic and diluted earnings per share attributable to Ciber, Inc.	$0.02	$0.02

Weighted average shares outstanding:
Basic	74,072	72,735
Diluted	74,609	73,342

Ciber, Inc.

CONSOLIDATED BALANCE SHEETS

(In thousands, except per share amounts)

(Unaudited)

	March 31, 2013	December 31, 2012
ASSETS
Current assets:
Cash and cash equivalents	$35,325	$58,849
Accounts receivable, net of allowances of $1,938 and $1,752, respectively	199,391	200,257
Prepaid expenses and other current assets	22,919	22,164
Deferred income taxes	378	1,890
Total current assets	258,013	283,160

Property and equipment, net of accumulated depreciation of $48,014 and $47,859, respectively	12,214	13,683
Goodwill	270,761	276,599
Other assets	7,896	7,029

TOTAL ASSETS	$548,884	$580,471

LIABILITIES AND EQUITY
Liabilities:
Current liabilities:
Current portion of long-term debt	$64	$6,337
Accounts payable	26,138	30,775
Accrued compensation and related liabilities	45,817	68,900
Deferred revenue	22,477	21,872
Income taxes payable	2,644	4,331
Other accrued expenses and liabilities	38,840	45,477
Total current liabilities	135,980	177,692

Long-term debt	31,630	19,790
Deferred income taxes	23,038	21,848
Other long-term liabilities	2,635	2,188
Total liabilities	193,283	221,518

Commitments and contingencies

Equity:
Ciber, Inc. shareholders’ equity:
Preferred stock, $0.01 par value, 1,000 shares authorized, no shares issued	—	—
Common stock, $0.01 par value, 100,000 shares authorized, 74,569 and 74,487 shares	746	745
Treasury stock, at cost, 43 and 708 shares, respectively	(249)	(4,057)
Additional paid-in capital	339,417	337,639
Retained earnings	23,230	24,032
Accumulated other comprehensive income (loss)	(7,783)	208
Total Ciber, Inc. shareholders’ equity	355,361	358,567
Noncontrolling interests	240	386
Total equity	355,601	358,953

TOTAL LIABILITIES AND EQUITY	$548,884	$580,471

Ciber, Inc.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Three Months Ended March 31,
	2013	2012
CASH FLOWS FROM OPERATING ACTIVITIES
Consolidated net income	$1,467	$1,203
Adjustments to reconcile consolidated net income to net cash used in operating activities:
Loss from discontinued operations	271	310
Depreciation	1,563	1,800
Amortization of intangible assets	—	164
Deferred income tax expense	1,273	1,064
Provision for (recovery on) doubtful receivables	389	(313)
Share-based compensation expense	1,778	1,285
Amortization of debt costs	417	688
Other, net	21	338
Changes in operating assets and liabilities:
Accounts receivable	(3,387)	(11,624)
Other current and long-term assets	(2,056)	(1,895)
Accounts payable	(4,186)	(6,145)
Accrued compensation and related liabilities	(21,897)	(5,987)
Other current and long-term liabilities	(2,693)	(4,519)
Income taxes payable/refundable	(1,108)	465
Cash used in operating activities — continuing operations	(28,148)	(23,166)
Cash used in operating activities — discontinued operations	(443)	(1,653)
Cash used in operating activities	(28,591)	(24,819)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property and equipment, net	(213)	(666)
Cash used in investing activities — continuing operations	(213)	(666)
Cash provided by (used in) investing activities — discontinued operations	(467)	31,245
Cash provided by (used in) investing activities	(680)	30,579

CASH FLOWS FROM FINANCING ACTIVITIES
Borrowings on long-term debt	78,960	93,899
Payments on long-term debt	(73,391)	(137,886)
Employee stock purchases and options exercised	1,394	383
Credit facility fees paid	—	(175)
Cash provided by (used in) financing activities — continuing operations	6,963	(43,779)
Effect of foreign exchange rate changes on cash and cash equivalents	(1,216)	2,780
Net decrease in cash and cash equivalents	(23,524)	(35,239)
Cash and cash equivalents, beginning of period	58,849	65,567
Cash and cash equivalents, end of period	$35,325	$30,328

Ciber, Inc.

SUMMARY SEGMENT DATA

(Dollars in thousands)

(Unaudited)

Summary Segment Analysis

	Three Months Ended March 31,
	2013	2012	Change
Revenues:
International	$118,099	$118,138	—%
North America	107,169	105,459	2%
Other	847	771	n/m
Total segment revenues	226,115	224,368	1%
Inter-segment	(1,150)	(1,230)	n/m
Total revenues	$224,965	$223,138	1%

Operating income from continuing operations:
International	$5,328	$7,698	(31)%
North America	8,096	7,010	15%
Other	36	50	n/m
Total segment operating income	13,460	14,758	(9)%
Corporate expenses	(7,948)	(6,654)	(19)%
Unallocated results of discontinued operations	—	(433)	n/m
Earnings before interest, taxes, amortization and restructuring charges	5,512	7,671	(28)%
Amortization of intangible assets	—	(164)	100%
Restructuring charges	(349)	—	n/m
Total operating income from continuing operations	$5,163	$7,507	(31)%

n/m = not meaningful

Segments as Percent of Total Segment Revenue and Total Segment Operating Income

(excluding Inter-segment, corporate expenses, goodwill impairment and amortization)

	Three Months Ended March 31,
	2013	2012
Revenues:
International	52%	53%
North America	48%	47%
Other	—%	—%
Total segment revenues	100%	100%

Operating income:
International	40%	52%
North America	60%	48%
Other	—%	—%
Total segment operating income	100%	100%

Segment Operating Margins

(excluding corporate expenses, amortization and restructuring charges)

	Three Months Ended March 31,
	2013	2012
Operating margin:
International	5%	7%
North America	8%	7%
Other	4%	7%
Total segment operating margin	6%	7%

Ciber, Inc.

NON-GAAP FINANCIAL INFORMATION

(Dollars in millions, except per share amounts)

(Unaudited)

Ciber reports its financial results in accordance with generally accepted accounting principles (“GAAP”). However, management believes that certain non-GAAP financial measures used in managing our business may provide users of this financial information with additional meaningful comparisons between current results and prior reported results. Certain of the information set forth in this press release constitutes non-GAAP financial measures within the meaning of Regulation G adopted by the Securities and Exchange Commission. We have presented below a reconciliation of these measures to the most directly comparable GAAP financial measure. The presentation of this additional information is not meant to be considered in isolation or as a substitute for comparable amounts determined in accordance with GAAP in the United States.

Components of Revenue

	Three Months Ended March 31, 2013
	Constant Currency Revenue Increase (Decrease)	Foreign Exchange Impact	GAAP Reported Revenue Increase (Decrease)
Revenues:
Consolidated	0.5%	0.3%	0.8%
International	(0.6)%	0.6%	—%

	Sequential Three Months Ended March 31, 2013
	Constant Currency Revenue Decrease	Foreign Exchange Impact	GAAP Reported Revenue Decrease
Revenues:
Consolidated	(0.5)%	0.4%	(0.1)%
International	(0.9)%	0.8%	(0.1)%

Adjusted First Quarter Results

	Consolidated
	Three Months Ended March 31, 2013
		Margin
GAAP reported Operating income	$5.2	2.3%
Restructuring charges	0.3	0.2%
Operating income before restructuring charges	$5.5	2.5%

	Consolidated
	Three Months Ended March 31, 2013
		Per Share (1)
GAAP Net income from continuing operations	$1.7	$0.03
Restructuring charges	0.3	—
Tax impact of restructuring charges	0.1	—
Net income from continuing operations before restructuring charges	$2.1	$0.03

(1) may not foot due to rounding

Consolidated
Three Months Ended March 31, 2013

GAAP cash used in operating activities — continuing operations	$(28.1)
Purchases of property and equipment, net	(0.2)
Free cash flow from continuing operations	$(28.3)